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                                                                      EXHIBIT 5


                       [TROUTMAN SANDERS LLP LETTERHEAD]


                                January 28, 2003


Carmike Cinemas, Inc.
1301 First Avenue
Columbus, Georgia 31901

Ladies and Gentlemen:

         We have acted as your special counsel in connection with the filing by Carmike Cinemas, Inc. (the "Company") of a Registration Statement on Form S-8 with the Securities and Exchange Commission (the "Commission") relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of 75,000 shares (the "Shares") of Common Stock, par value $0.03 per share (the "Common Stock"), reserved for issuance in connection with stock options, stock units, restricted stock awards, restricted stock unit awards and stock appreciation rights (collectively, "Benefits") to be granted under the Carmike Cinemas, Inc. Non-Employee Directors Long-Term Stock Incentive Plan (the "Plan").

         In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company's representatives.

         Based on the foregoing examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Act and to compliance with such securities or "blue sky" laws of any jurisdiction as may be applicable, when certificates evidencing the Shares have been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Plan and the respective Benefits agreements entered into under and in accordance with the Plan, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.

         The opinion set forth herein is limited to the Delaware General Corporation Law. We are not opining as to any other laws of the State of Delaware (including, but not limited to, "blue sky" or other state securities laws) or as to the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as originally filed or as subsequently amended. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                             Very truly yours,


                                             /s/ Troutman Sanders LLP




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